Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS FIRST QUARTER FINANCIAL RESULTS

Pompano Beach, Florida, July 18, 2011 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended June 30, 2011.  Net sales for the quarter ended June 30, 2011 were $73.6 million, compared to $74.4 million for the quarter ended June 30, 2010, a decrease of 1.1%.  Net income was $4.8 million, or $0.22 diluted per share, for the quarter ended June 30, 2011, compared to net income of $7.2 million, or $0.32 diluted per share, for the quarter ended June 30, 2010, a 30% decrease to EPS.  New order sales increased by 1.3%, from $16.7 million to $17.0 million for the quarters ended June 30, 2010 and 2011, respectively.  The Company acquired approximately 226,000 new customers for the quarter ended June 30, 2011, compared to 220,000 new customers for the quarter ended June 30, 2010.

Menderes Akdag, CEO and President, commented: “Although our sales were slightly down due to our more aggressive flea & tick product pricing, we had a slight increase in orders, which was a positive. Additionally, our online sales increased by 3.4% to $54.1 million for the quarter, compared to $52.3 million for the quarter the prior year, with approximately 73% of our orders being generated from our website during the quarter compared to 70% for the quarter the prior year.  During the quarter we bought back approximately 1.1 million shares of our common stock for $13.6 million, an average price of $12.67 per share.”

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results.  To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (210) 234-0009.  Callers will be required to supply PETMEDS as the passcode.  For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on July 18, 2011 until August 1, 2011 at 11:59 P.M.  To access the replay, call (800) 896-3843 (toll free) or (203) 369-3847, and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan.  Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2011.  The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2011	2011

ASSETS

Current assets:
Cash and cash equivalents	$49,413	$49,660
Short term investments - available for sale	10,219	10,116
Accounts receivable, less allowance for doubtful
accounts of $7 and $6, respectively	2,304	1,985
Inventories - finished goods	26,074	25,140
Prepaid expenses and other current assets	1,434	1,036
Deferred tax assets	1,177	1,003
Prepaid income taxes	-	664
Total current assets	90,621	89,604

Long term investments	4,761	12,390
Property and equipment, net	3,174	3,433
Intangible asset	860	860

Total assets	$99,416	$106,287

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,152	$6,452
Accrued expenses and other current liabilities	2,480	2,509
Income taxes payable	2,303	-
Total current liabilities	12,935	8,961

Deferred tax liabilities	340	321

Total liabilities:	13,275	9,282

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized;
3 convertible shares issued and outstanding with a
liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized;
21,259 and 22,331 shares issued and outstanding, respectively	21	22
Retained earnings	86,159	97,115
Accumulated other comprehensive loss	(48)	(141)

Total shareholders' equity	86,141	97,005

Total liabilities and shareholders' equity	$99,416	$106,287

Exhibit 99.1 Page 2 of 4

	Three Months Ended
	June 30,
	2011	2010

Sales	$73,578	$74,369
Cost of sales	49,468	47,143

Gross profit	24,110	27,226

Operating expenses:
General and administrative	6,104	6,208
Advertising	10,100	8,841
Depreciation	341	350
Total operating expenses	16,545	15,399

Income from operations	7,565	11,827

Other income (expense):
Interest income, net	86	66
Other, net	(1)	3
Total other income	85	69

Income before provision for income taxes	7,650	11,896

Provision for income taxes	2,813	4,671

Net income	$4,837	$7,225

Net income per common share:
Basic	$0.22	$0.32
Diluted	$0.22	$0.32

Weighted average number of common shares outstanding:
Basic	21,648	22,722
Diluted	21,767	22,868

Cash dividends declared per common share	$0.125	$0.100

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONSENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income	$4,837	$7,225
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	341	350
Share based compensation	565	523
Deferred income taxes	(155)	376
Bad debt expense	19	7
(Increase) decrease in operating assets
and increase (decrease) in liabilities:
Accounts receivable	(338)	(582)
Inventories - finished goods	(934)	13,279
Prepaid income taxes	664	330
Prepaid expenses and other current assets	(398)	(273)
Accounts payable	1,700	1,244
Income taxes payable	2,303	3,842
Accrued expenses and other current liabilities	(60)	143
Net cash provided by operating activities	8,544	26,464

Cash flows from investing activities:
Net change in investments	7,619	(10,017)
Purchases of property and equipment	(82)	(130)
Net cash provided by (used in) investing activities	7,537	(10,147)

Cash flows from financing activities:
Dividends paid	(2,751)	(2,278)
Purchases of treasury stock	(13,577)	(671)
Proceeds from the exercise of stock options	-	252
Tax benefit related to stock options exercised	-	124
Net cash used in financing activities	(16,328)	(2,573)

Net (decrease) increase in cash and cash equivalents	(247)	13,744
Cash and cash equivalents, at beginning of period	49,660	53,143

Cash and cash equivalents, at end of period	$49,413	$66,887

Supplemental disclosure of cash flow information:

Dividends payable in accrued expenses	$31	$20

Exhibit 99.1 Page 4 of 4